SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest	Commission File Number 000-26076
event reported) December 2, 2004

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Cockeysville, MD 21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2004, Sinclair Broadcast Group, Inc. (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with Viacom, Inc. pursuant to which Viacom, Inc. will acquire KOVR-TV in Sacramento, California. The station is being sold for a purchase price of $285.0 million less the sum of certain outstanding obligations and liabilities at the closing date.

The Purchase Agreement contains customary representations and warranties, closing and termination provisions.  The closing of the acquisition is subject to the satisfaction of a number of customary conditions, including receiving regulatory approval of the Department of Justice and the Federal Communications Commission (the “FCC”).  The transaction is expected to close during the first half of 2005.  Either party has the right to terminate the Purchase Agreement if the closing does not occur on or before December 2, 2005, however, that right will be suspended until February 2, 2006 if the failure to receive FCC approval is the cause of the delay in closing.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Purchase Agreement and the transactions contemplated by the Purchase Agreement.  The foregoing description is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Asset Purchase Agreement (dated December 2, 2004)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Chief Accounting Officer

Dated: December 3, 2004